Exhibit 10.3.1

Execution Version

STOCK PURCHASE AND SALE AGREEMENT

THIS STOCK PURCHASE AND SALE AGREEMENT is made as of this 14th day of November 2016 (the “Effective Date”) by and among Fusion NBS Acquisition Corp., a corporation formed under the laws of the state of Delaware (“Buyer”); Fusion Telecommunications International, Inc., a Delaware corporation (“Fusion”) solely as to Section 2.3(a), Section 2.3(c)(ii), Section 2.4(b)(ii), Section 2.4(b)(iv), its representations in Section 4.6 through Section 4.11, Section 5.4, Section 5.9, Section 5.11 and Article IX; and Apptix, ASA, a company formed under the laws of Norway (“Seller”). The Buyer, Fusion and the Seller are hereinafter sometimes referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Apptix, Inc., a corporation incorporated under the laws of the state of Florida and a wholly-owned subsidiary of Seller (“Apptix”), is engaged in the business of providing managed and hosted business communication, collaboration, compliance and security, and infrastructure solutions to mid-market and enterprise customers and blue chip channel partners (the “Business”); and

WHEREAS, Seller owns all of the issued and outstanding equity securities of Apptix (collectively, hereinafter referred to as the “Equity Interests”); and

WHEREAS, Seller desires to sell the Equity Interests to Buyer and Buyer desires to purchase all of the Equity Interests from Seller upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND CONSTRUCTION

1.1          Certain Definitions

As used in this Agreement, the following terms shall have the following meanings, unless the context otherwise requires:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Agreement, including all Exhibits and schedules hereto.

“Apptix” has the meaning given such term in the recitals.

“Apptix Employees” has the meaning given such term in Section 3.16(a).

“Apptix Intellectual Property” means all Intellectual Property that is owned by Apptix.

“Apptix IP Agreements” means licenses in which Apptix grants to any other Person rights with respect to Apptix Intellectual Property.

“Apptix IP Registrations” means all Apptix Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Entity or authorized private registrar in any jurisdiction, including registered trademarks, domain names, IP Address blocks, and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Apptix Leased Real Property” has the meaning given such term in Section 3.14.

“Apptix Permits” has the meaning given such term in Section 3.12(b).

“Apptix Real Property Leases” has the meaning given such term in Section 3.14.

“Apptix Transaction Expenses” means, as of immediately prior to the Closing, (a) the aggregate of all fees and expenses payable by Apptix (or for which Apptix may otherwise be liable prior to the Closing), that have been incurred in connection with the Transactions including any of the foregoing payable to legal counsel, accountants, investment bankers, financial advisors, brokers, finders, or consultants, (b) the amounts of any change of control or change in control bonuses due to Apptix employees as a result of the consummation of the Transactions, and (c) any severance obligations to Apptix employees, other than the Assumed Severance Expense, related to terminations of such employees prior to the Closing.

“Assumed Severance Expense” means $355,000 of severance expense incurred by Seller in connection with the termination of employees and/or transaction bonuses incurred by Seller which shall be assumed by Buyer at Closing and paid in accordance with Section 5.12.

“Audited Financial Statements” has the meaning given such term in Section 3.5.

“Benefit Plan” has the meaning given such term in Section 3.18(a).

“Broker” has the meaning given such term in Section 3.13.

“Business” has the meaning given such term in the first recital.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“Buyer” has the meaning given such term in the preamble.

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“Cash” means the aggregate amount of cash and cash equivalents held (as of the applicable measurement time) in Apptix’s bank accounts, including money market accounts (but excluding deposits in transit to Apptix and excluding checks written by Apptix to pay obligations in the ordinary course of business).

“Cash Purchase Price” has the meaning set forth in Section 2.2.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Closing” means the consummation of the transactions contemplated by this Agreement.

“Closing Date” has the meaning set forth in Section 2.3(a).

“Closing Purchase Price” has the meaning set forth in Section 2.2.

“COBRA” has the meaning given such term in Section 3.18(m).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means shares of common stock, $0.01 par value per share of Fusion.

“Communications Act” means the Communications Act of 1934, as amended, 47 U.S.C. § 151 et seq., and the rules, regulations, and published policies, procedures, orders and decisions of the FCC.

“Contract” means any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument, employee benefit plan or practice, or other agreement, obligation, commitment, arrangement or concession of any nature whatsoever, whether oral or written.

“Delivery Date” has the meaning given such term in Section 5.11.

“Disclosure Schedules” means the Disclosure Schedules delivered by the Seller concurrently with the execution and delivery of this Agreement.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Entity” means a partnership, corporation, limited liability company, trust, unincorporated organization, association, joint venture, or other similar entity.

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“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Entity: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): CERCLA; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with Apptix or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Escrow Letter” means the escrow letter, dated as of the date hereof, among, Buyer, Seller and the Law Firm setting forth the regulatory conditions that must be satisfied prior to release of the Escrow Shares to Buyer.

“Escrow Shares” has the meaning given such term in Section 5.9.

“Equity Interests” has the meaning given such term in the second recital.

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“Exchange Act” has the meaning given such term in Section 4.10.

“FCC” means the United States Federal Communications Commission.

“FIRPTA Statement” has the meaning set forth in Section 6.3.

“Flow of Funds Memorandum” has the meaning set forth in Section 2.3(b).

“Fusion” has the meaning given such term in the preamble.

“GAAP” means accounting principles generally accepted in the United States of America as in effect from time to time.

“Government Contracts” has the meaning set forth in Section 3.24(a)(xi).

“Governmental Entity” means any court, arbitrator, administrative or other governmental department, agency, commission, authority or instrumentality, domestic or foreign.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“HCERA” has the meaning given such term in Section 3.18(m).

“IASB” means the International Accounting Standards Board.

“IFRS” means the International Financial Reporting Standards.

“Indebtedness” means, without duplication and with respect to Apptix, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property, (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) non-contingent reimbursement obligations under any drawn letter of credit, banker’s acceptance or similar credit transactions (but, for the avoidance of doubt, excluding checks issued in the ordinary course of business); (g) guarantees made by Apptix on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g). Indebtedness shall not include credit card obligations incurred in the ordinary course of business.

“Instruction Letter” has the meaning set forth in Section 2.3(c)(ii).

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“Insurance Policies” has the meaning given such term in Section 3.22.

“Intellectual Property” means all intellectual property and industrial property rights and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Entity, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, including proprietary business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Entity-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); and (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation; and (g) toll free numbers.

“IRS” means the United States Internal Revenue Service and any successor Entity thereto.

“Knowledge” has the meaning given such term in Section 1.2.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Entity.

“Law Firm” has the meaning given such term in Section 9.16.

“Liabilities” has the meaning given such term in Section 3.6.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Entity or other third party.

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“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the Business, results of operations, condition (financial or otherwise) or assets or liabilities of Apptix, or (b) the ability of Seller or Apptix to consummate the Transactions on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which Apptix operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement; (vi) any changes in applicable Laws or accounting rules, including GAAP or IFRS; or (vii) the public announcement, pendency or completion of the Transactions; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on Apptix, compared to other participants in the industries in which Apptix conducts the Business.

“Material Contract” has the meaning set forth in Section 3.24(a).

“Multiemployer Plan” has the meaning set forth in Section 3.18(c).

“Newco” has the meaning given such term in Section 5.11.

“Party” or “Parties” has the meaning given such term in the preamble.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor Entity thereto.

“Permitted Encumbrance” means those items set forth in Section 3.15 of the Disclosure Schedules; liens for Taxes not yet due and payable; mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Business; easements, rights of way, zoning ordinances and other similar encumbrances affecting real property which are not, individually or in the aggregate, material to the Business; or other than with respect to owned real property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the Business.

“Preferred Stock” has the meaning given such term in Section 4.9(a).

“Person” means any Entity or natural person.

“Post Balance Sheet Accounts Receivable” has the meaning given such term in Section 3.8.

“PPACA” means the Patient Protection and Affordable Care Act., Pub. L. No. 111-148.

“Purchase Price” has the meaning set forth in Section 2.2.

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“Qualified Benefit Plan” has the meaning set forth in Section 3.18(c).

“R&W Insurance Policy” means that certain Representations and Warranties Insurance Policy to be issued by Ambridge Partners, for the benefit of Buyer as the named insured, substantially in the form attached hereto as Exhibit A.

“Registration Rights Agreement” means that certain Registration Rights between Fusion and Seller, substantially in the form attached hereto as Exhibit B.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“SEC” means the Securities and Exchange Commission.

“SEC Reports” has the meaning given such term in Section 4.10.

“Securities Act” has the meaning given such term in Section 3.28.

“Seller” has the meaning given such term in the preamble.

“Share Purchase Price” has the meaning set forth in Section 2.2.

“Tax” or “Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments, charges or surcharges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties and any surcharges (including federal and state universal service fund fees and surcharges) imposed by any Government Entity.

“Tax Return” means any return, declaration, report, filing, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transactions” means the transactions contemplated by this Agreement.

“Unaudited Financial Statements” has the meaning given such term in Section 3.5.

“Union” has the meaning given such term in Section 3.19(a).

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1.2          Terms Generally

For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. Further to the “Knowledge” of a Person means the actual knowledge of such Person, and in the case of a Person who is a natural person, after due inquiry of such Person’s direct reports; provided that, (a) with respect to Seller, to the “Knowledge” of Seller means the actual knowledge of Johan Lindqvist, Chris Mack, Tom Tighe, Matt Reding, Shane Smith, and Peter Walther, after reasonable inquiry; and (b) with respect to Buyer, the actual knowledge of Gordon Hutchins, Jr. and Russell P. Markman after reasonable inquiry.

ARTICLE II

PURCHASE AND SALE

2.1          Agreement to Sell

At the Closing, Buyer will purchase from Seller and Seller will grant, sell, convey, assign, transfer and deliver to Buyer, upon and subject to the terms and conditions of this Agreement, all of its right, title and interest in and to the Equity Interests, free and clear of all Encumbrances (including Tax liens), other than Permitted Encumbrances.

2.2          Purchase Price and Payment

The purchase price to be paid by Buyer to Seller at Closing for the Equity Interests is the sum of twenty eight million US dollars (US$28,000,000) (the “Purchase Price”), of which Twenty Two Million Nine Hundred Sixty Three Thousand Four Hundred Eighty Four and 32/100 US dollars (US$22,963,484.32) will be paid in cash (the “Cash Purchase Price”) and the remainder will be paid through the issuance of Two Million Nine Hundred Ninety Seven Thousand Nine Hundred Twenty Six shares (2,997,926) (valued at $1.68 per share based on the 180 day volume weighted average price) of unregistered Common Stock (the “Share Purchase Price”), plus (a) Cash as of Closing, minus (c) the outstanding Indebtedness at Closing, and minus (d) unpaid Apptix Transaction Expenses, if any. The Cash Purchase Price, as adjusted by the amounts set forth in the foregoing clauses (a), (b) and (c), plus the Share Purchase Price is referred to as the “Closing Purchase Price”. For the avoidance of doubt, Buyer acknowledges that Apptix shall distribute to Seller all Cash in Apptix’s bank accounts in excess of one hundred thousand US dollars (US$100,000).

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2.3          Closing; Closing Payments

(a)          The Closing shall take place at 12:00 p.m. (Eastern Time) at the offices of Buyer, 420 Lexington Avenue, Suite 1718, New York, New York 10170, on the date hereof (the “Closing Date”). By mutual agreement of the Parties, the Closing may take place by conference call and electronic (i.e., email/PDF) or facsimile delivery. At the Closing, (i) Seller or Apptix will deliver to Buyer the various certificates, instruments, and documents referred to in Section 2.4(a) and (ii) Buyer and Fusion will deliver to Seller and/or the applicable third parties the various certificates, instruments, and documents referred to in Section 2.4(b). To the extent permitted by Law and GAAP, for Tax and accounting purposes, the parties will treat the Closing as being effective at 11:59 p.m. Eastern Time on the Closing Date.

(b)          Not later than three (3) Business Days prior to the Closing Date, Seller and Apptix shall prepare and deliver to Buyer a flow of funds memorandum containing Apptix’s good faith estimate (including all calculations in reasonable detail) of: (i) the amount that Indebtedness will be on the Closing Date together with payoff letters from the Company’s lenders, if any; (ii) the amount of unpaid Apptix Transaction Expenses on the Closing Date; and (iii) the amount of the Closing Purchase Price (such statement, the “Flow of Funds Memorandum”). These calculations will be used in connection with the payments described in Section 2.3(c). The Flow of Funds Memorandum also will contain wire instructions for all of the foregoing payments (or instructions to pay certain amounts by check).

(c)          At the Closing:

(i)          Buyer will deliver to Seller the Closing Purchase Price less the Share Purchase Price;

(ii)         Fusion will deliver to the Law Firm a binding and irrevocable written instruction letter executed by Fusion directing Fusion’s transfer agent to deliver two (2) stock certificates evidencing the Share Purchase Price to the Law Firm to be held in accordance with Section 5.9 (the “Instruction Letter”);

(iii)        Buyer will deliver to the applicable lenders, the amount of the outstanding Indebtedness; and

(iv)        Buyer will deliver to the applicable service providers, the amount of the unpaid Apptix Transaction Expenses, if any (provided that the amount of any severance obligations, other than the Assumed Severance Expense, to Apptix employees related to terminations of such employees prior to the Closing shall be reduced from the Purchase Price, as described in Section 2.2, but will not be paid to the applicable employees until due).

2.4          Items to be Delivered at Closing

(a)          At the Closing, and subject to the terms and conditions contained in this Agreement, Seller shall deliver, or cause to be delivered, to Buyer the following:

(i)          the Equity Interests, duly endorsed for transfer to Buyer;

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(ii)         possession of all agreements, Contracts, customer prospect lists, commitments, leases, plans, bids, quotations, proposals, licenses, permits, authorizations, instruments, manuals and guidebooks, price books and price lists, customer and subscriber lists, supplier lists, sales records, files, correspondence, and other documents, books, records, papers, files and data belonging to Apptix and used in the operation of the Business, which will be deemed accomplished by the delivery of a CD containing the contents of the electronic data room for the transaction in accordance with Section 5.10;

(iii)        resignations of the directors and officers of Apptix pursuant to Section 5.2;

(iv)        the Flow of Funds Memorandum executed by Seller and Apptix;

(v)         payoff letters and evidence of the release of all Encumbrances with respect to the Indebtedness to be paid on the Closing Date pursuant to Section 2.3(c);

(vi)        (A) certificates of good standing with respect to Apptix issued by the State of Florida and each state in which Apptix is qualified as a foreign corporation to conduct business, in each case dated no earlier than twenty (20) days prior to the Closing Date; and (B) bring down certificates of good standing with respect to Apptix issued by the State of Florida and the top seven (7) states from which Apptix received the highest amounts of revenue for fiscal year 2015, in each case dated no earlier than six (6) days prior to the Closing Date;

(vii)       a certificate, dated the Closing Date, signed by the Secretary of Seller, certifying as to (A) the good standing of Apptix (with a good standing certificate from the State of Florida for Apptix), (B) due authorization of this Agreement and the Transactions (with resolutions attached), (C) true and correct attached copies of the charter documents of Seller and Apptix, and (D) the incumbency of all signatories to any document or instrument delivered by Seller in connection with the Transactions and their respective authority to execute and deliver this Agreement and the other agreements and documents contemplated hereby and the Transactions;

(viii)      the Registration Rights Agreement executed by Seller;

(ix)         the FIRPTA Statement; and

(x)          the Escrow Letter executed by Seller.

(b)          At the Closing, and subject to the terms and conditions contained in this Agreement, Buyer and Fusion shall deliver, or cause to be delivered, to Seller, and the Law Firm in the case of the Instruction Letter, the following:

(i)          the Closing Purchase Price and the other Closing payments in accordance with Section 2.3(c) hereof;

(ii)         the Instruction Letter addressing delivery of certificates evidencing the Share Purchase Price;

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(iii)        a certificate, dated the Closing Date, signed by the President and Chief Operating Officer of Buyer, certifying as to (i) due authorization of this Agreement and the Transactions (with resolutions of Buyer and Fusion attached), (ii) true and correct attached copies of the charter documents of Buyer, and (iii) the incumbency of all signatories to any document or instrument delivered by Buyer and Fusion in connection with the Transactions and their respective authority to execute and deliver this Agreement and the other agreements and documents contemplated hereby and the Transactions;

(iv)        the Registration Rights Agreement executed by Fusion;

(v)         the Flow of Funds Memorandum executed by Buyer; and

(vi)        the Escrow Letter executed by the Buyer.

(c)          In addition, each of the Parties shall deliver such other and further documents as may be required pursuant to the terms of this Agreement to consummate the Transactions.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Seller hereby represents and warrants to Buyer as follows:

3.1          Ownership of Equity Interests

Seller is the sole record and beneficial owner of the Equity Interests, all of which are owned free and clear of all Encumbrances, and have not been sold, pledged, assigned or otherwise transferred except pursuant to this Agreement. There are no outstanding subscriptions, rights, options, warrants or other agreements obligating Seller to sell or transfer to any Person other than Buyer any or all of the Equity Interests owned by Seller, or any interest therein. Upon consummation of the Transactions, Buyer will acquire good and marketable title to the Equity Interests, free and clear of all Encumbrances.

3.2          Authorization and Validity of Agreement

Seller has the full power and authority to enter into this Agreement and each agreement contemplated hereby and to consummate the Transactions and to carry out its obligations hereunder and thereunder. The execution, delivery and performance by Seller of this Agreement and the consummation of the Transactions have been duly and validly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly executed by Seller and constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other Laws of general application relating to of affecting the enforcement of creditor’s rights generally, or (b) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

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3.3          No Approvals or Notices Required; No Conflict with Instruments

Except as set forth in Section 3.3 of the Disclosure Schedules, the execution, delivery and performance of this Agreement and each agreement contemplated hereby and the consummation of the Transactions by Seller will not contravene or violate (a) any existing Law to which Seller is subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or Governmental Entity which is applicable to Seller, or (c) the organizational documents of Seller; nor will such execution, delivery or performance violate, be in conflict with, or result in a breach (with or without the giving of notice or lapse of time, or both) of any term, condition or provision of, or require the consent of any other party to, any mortgage, indenture, agreement, contract, commitment, lease, plan or other instrument, document or understanding, oral or written, to which Seller is a party or by which Seller is otherwise bound. Except as set forth in Section 3.3 of the Disclosure Schedules, no authorization, approval or consent, and no registration or filing with any Governmental Entity is required in connection with the execution, delivery and performance of this Agreement by Seller.

3.4          Organization and Qualification

Apptix is duly formed, validly existing and in good standing under the laws of the state of Florida, (a) has all requisite corporate power and corporate authority to own, lease and operate its properties and to carry on its business as it is now being conducted and (b) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except where failure to be so registered would not have a Material Adverse Effect on the Business or Apptix.

3.5          Financial Statements; Books and Records; Controls and Procedures

Attached to Schedule 3.5 of the Disclosure Schedules are (i) copies of the audited financial statements of Seller for fiscal years 2015 and 2014 (the “Audited Financial Statements”), accompanied by a written representation from Ernst & Young, auditors for the Seller, that the Audited Financial Statements were audited in accordance with IFRS as issued by the IASB, (ii) an unaudited comparative interim income statement and balance sheet as of September 30, 2016, (iii) an unaudited balance sheet, statement of operations and cash flows converted from IFRS to GAAP as of September 30, 2016, (iv) a statement of operations for fiscal year 2015 converted from IFRS to GAAP, and (v) an unaudited opening balance sheet as of the Closing Date converted from IFRS to GAAP to be delivered pursuant to Section 5.7 (each of items (ii), (iii), (iv) and (v) hereinafter collectively referred to as the “Unaudited Financial Statements”).

3.6          Undisclosed Liabilities

Apptix has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in the balance sheet included in the Unaudited Financial Statements, (b) those which have been incurred in the ordinary course of business consistent with past practice since the date of the most recently completed interim period included in the Unaudited Financial Statements, and (c) obligation to perform Apptix contracts in the ordinary course of business.

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3.7          No Material Adverse Change

Since the date of the Unaudited Financial Statements, there have been no material changes in the assets, properties, business, operations, prospects or condition (financial or otherwise) of Apptix or the Business that could be reasonably foreseen to have a Material Adverse Effect on Apptix or the Business, nor does the Seller have Knowledge of any such change that is reasonably likely to occur, nor has there been any damage, destruction or loss materially and adversely affecting the assets, properties, business, operations, prospects or condition of Apptix or the Business, whether or not covered by insurance.

3.8          Accounts and Notes Receivable

Subject to reserves shown thereon, all accounts and notes receivable reflected in the Unaudited Financial Statements and all accounts receivable arising after the date of the most recent balance sheet included in the Unaudited Financial Statements (collectively, the “Post Balance Sheet Accounts Receivable”) have arisen in the ordinary course of business, represent valid and enforceable obligations due to Apptix, and are not subject to any discount, set-off or counter-claim. Subject to reserves shown thereon, all such Post Balance Sheet Accounts Receivable have been collected or, to the best Knowledge of Seller, are fully collectible in the ordinary course of business in the aggregate recorded amounts thereof, except as reserved in the balance sheet included in the Unaudited Financial Statements.

3.9          Tax Matters

Except as set forth in Section 3.9 of the Disclosure Schedules:

(a)          All Tax Returns required to be filed on or before the Closing Date by Apptix have been timely filed (subject to applicable extensions). Such Tax Returns are true, complete and correct in all respects. All Taxes due and owing by Apptix (whether or not shown on any Tax Return) have been timely collected and paid. Apptix has collected and remitted to the appropriate taxing authority all taxes payable with respect to services provided to its customers.

(b)          Apptix has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to/by any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)          No claim which has not been resolved has been made in writing by any taxing authority in any jurisdiction where Apptix does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d)          No extensions or waivers of statutes of limitations have been given or requested in writing with respect to any Taxes of Apptix for any currently open taxable period.

(e)          The total amount of Liability of Apptix for unpaid Taxes (i) did not, as of the date of the Unaudited Financial Statements, exceed the reserve for Tax liability (rather that any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the Unaudited Financial Statements of Apptix and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Apptix in filing its Tax Returns.

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(f)          Section 3.9(f) of the Disclosure Schedules sets forth:

(i)          the taxable years of Apptix as to which the applicable statutes of limitations on the assessment and collection of federal income Taxes have not expired; and

(ii)         those taxable years for which examinations by taxing authorities are presently being conducted.

(g)          All deficiencies asserted, or assessments made against Apptix as a result of any examinations by any taxing authority have been fully paid or otherwise settled.

(h)          Apptix is not a party to any Action by any taxing authority. There are no pending Actions or Actions threatened in writing by any taxing authority against Apptix.

(i)          Apptix has delivered to Buyer copies of all federal, state, and local income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, Apptix for all Tax periods ending after December 31, 2010.

(j)          There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of Apptix.

(k)          Apptix is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement (excluding contracts entered into in the ordinary course of business of business such as leases and customers contracts which require one party to bear taxes of the other).

(l)          No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to Apptix.

(m)          Apptix is not nor has been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. Apptix does not have any Liability for Taxes of any Person (other than itself) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(n)          Apptix will not be required to include any item of income in, or exclude any item or deduction from, taxable income for taxable period or portion thereof ending after the Closing Date as a result of:

(i)          any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;

(ii)         an installment sale or open transaction occurring on or prior to the Closing Date;

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(iii)        a prepaid amount received on or before the Closing Date;

(iv)        any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law executed on or prior to the Closing Date; or

(v)         any election under Section 108(i) of the Code made on or prior to the Closing Date.

(o)          Apptix is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(p)          During the past five (5) years, Apptix has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(q)          Apptix is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

(r)          Apptix has not entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8 that remains in effect. Apptix has not transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

3.10       No Approvals or Notices Required; No Conflict with Instruments

Except as set forth in Section 3.10 of the Disclosure Schedules, the execution, delivery and performance of this Agreement and each agreement contemplated hereby and the consummation of the Transactions by Apptix will not contravene or violate (a) any existing law, rule or regulation to which Apptix is subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to Apptix, or (c) the charter documents of Apptix; nor will such execution, delivery or performance violate, be in conflict with or result in the breach (with or without the giving of notice or lapse of time, or both) of any term, condition or provision of, or require the consent of any other party to, any mortgage, indenture, agreement, contract, commitment, lease, plan or other instrument, document or understanding, oral or written, to which Apptix is a party or by which Apptix is otherwise bound. Except as set forth in Section 3.10 of the Disclosure Schedules, no authorization, approval or consent, and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery and performance of this Agreement by Apptix.

3.11       Legal Proceedings

Except as set forth in Section 3.11 of the Disclosure Schedules, there is no (a) Action pending, or to the Knowledge of Seller threatened, against, involving or affecting Seller or any of its assets or rights; (b) judgment, decree, injunction, rule, or order of any Governmental Entity applicable to or that has had or is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on the Business or Apptix, (c) Action pending or threatened, against Seller that seeks to restrain, enjoin or delay the consummation of this Agreement or the Transactions or that seeks damages in connection therewith; or (d) an injunction of any type outstanding against Apptix or the Seller.

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3.12       Licenses; Compliance with Regulatory Requirements

(a)          Apptix and the Business are and have been in compliance with, and not in default under or in violation of, any applicable Law (including state and federal Laws relating to the collection and remittance of universal service fund fees, 911 or E-911 fees and/or assessments), except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Business or Apptix. Within the past five (5) years, Apptix has not received any written notice or, to the Knowledge of Seller, other communication from any Governmental Entity regarding any actual or possible violation of, or failure to comply with, any Law, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Business or Apptix.

(b)          Except as set forth in Section 3.12(b)(i) of the Disclosure Schedules, Apptix is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications and registrations or orders of any Governmental Entity (the “Apptix Permits”), and all rights under any Material Contract with any Governmental Entity, necessary for Apptix to own, lease and operate its properties and assets or to carry on the Business as it is now being conducted, except where the failure to have any Apptix Permit would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Business or Apptix. All Apptix Permits are valid and in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Business or Apptix. Apptix is in compliance in all respects with the terms and requirements of such Apptix Permits, except where the failure to be in compliance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Business or Apptix. No Apptix Permit is the subject of a revocation proceeding nor, to the Knowledge of Seller, is any such proceeding contemplated. A true and correct list of all Apptix Permits is set forth in Section 3.12(b)(ii) of the Disclosure Schedules.

3.13       Brokers or Finders

Except as set forth in Section 3.13 of the Disclosure Schedules, no agent, broker, investment banker, financial advisor or other Person (collectively, a “Broker”) is or will be entitled, by reason of any agreement, act or statement by Seller or any Seller Representative to any financial advisory, broker’s, finder’s or similar fee or commission, to reimbursement of expenses or to indemnification or contribution in connection with any of the Transactions.

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3.14        Leasehold Interests

Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Business or Apptix, (i) each material lease and sublease (collectively, the “Apptix Real Property Leases”) under which Apptix or the Business uses of occupies or has the right to use or occupy any material real property (the “Apptix Leased Real Property”) at which the operations of Apptix or the Business are conducted as of the date hereof, is valid, binding and in full force and effect, (ii) neither Apptix nor the Business is currently subleasing, licensing or otherwise granting any Person the right to use or occupy a material portion of a Apptix Leased Real Property that would reasonably be expected to materially and adversely effect the existing use of the Apptix Leased Real Property by Apptix in the operation of its business in the ordinary course, and (iii) Apptix has not received written notice of any uncured default on the part of it or the Business or, to the Knowledge of Seller, the landlord thereunder, with respect to any Apptix Real Property Lease and, to the Knowledge of Seller, no event has occurred or circumstance exists which, with the giving of notice, passage of time, or both, would constitute a material breach or default under a Apptix Real Property Lease. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Business or Apptix, Apptix has a good and valid leasehold interest, subject to the terms of the Apptix Real Property Leases, in each parcel of Apptix Leased Real Property, free and clear of all encroachments, easements, rights-of-way, restrictions and other Encumbrances that do not materially and adversely affect the existing use of the real property subject thereto by the owner (or lessee to the extent a leased property) thereof in the operation of the Business in the ordinary course. Neither Apptix nor the Business has received written notice of any pending, and, to the Knowledge of Seller, there is no threatened, condemnation proceeding with respect to any Apptix Leased Real Property, except such proceeding as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Business or Apptix.

3.15       Title to Assets; Encumbrances

Except as set forth in Section 3.15 of the Disclosure Schedules, Apptix has good, valid and marketable title to the assets (other than the Apptix Intellectual Property which is addressed in Section 3.23) used in the Business, free and clear of all Encumbrances other than Permitted Encumbrances. To the Knowledge of Seller, there are no developments, pending or threatened, affecting any of the assets of Apptix that might materially detract from their value, materially interfere with any present or intended use of such assets and/or impair the value of the Transactions to Buyer.

3.16       Employees

(a)          Set forth in Section 3.16(a) of the Disclosure Schedules, is a complete list of all current employees of the Business (the “Apptix Employees”) as of November 10, 2016. Except as set forth in Section 3.16(a) of the Disclosure Schedules, Apptix is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by such employees, or for amounts reimbursable to such employees.

(b)          Except as set forth in Section 3.16(b) of the Disclosure Schedules, Apptix is not, nor has it been during the past five (5) years, a party to any business arrangement with any Affiliate of Apptix, with any officer, director or employee of Apptix, or with any member of any officer’s, director’s, or employee’s immediate family member (mother, father, sister, brother, wife, husband, son or daughter). If any business arrangement between Seller and Apptix exists, it will be terminated prior to the Closing.

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3.17       Capitalization

(a)          The authorized capital stock of Apptix is set forth in Section 3.17(a) of the Disclosure Schedules.

(b)          Section 3.17(b) of the Disclosure Schedules set forth the name of each Person that is the registered owner of any Equity Interest of Apptix, the type of Equity Interest, and the number of shares owned by such Person.

(c)          No subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire the Equity Interests of Apptix is authorized or outstanding. There is no commitment by Apptix to (i) issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other such rights, (ii) distribute to holders of any of its Equity Interests any evidence of Indebtedness or asset, (iii) repurchase or redeem any Equity Interests, or (iv) grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security or other such right. There are no declared or accrued unpaid dividends with respect to any Equity Interests issued by Apptix.

(d)          All issued and outstanding Equity Interests of Apptix are (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to any preemptive rights created by statute, the charter documents of Apptix or any agreement to which Apptix is a party; and (iii) free of any Encumbrances created by Apptix in respect thereof. The issued and outstanding Equity Interests of Apptix were issued in compliance with applicable Law.

(e)          No outstanding Equity Interests of Apptix are subject to vesting or forfeiture rights or repurchase by Apptix. There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights with respect to Apptix or any of its Equity Interests.

(f)          All distributions, dividends, repurchases and redemptions of capital stock (or other equity interests) of Apptix were undertaken in compliance with its charter documents then in effect, any agreement to which it then was a party and in compliance with applicable Law.

3.18       Employee Benefit Plans

(a)          Section 3.18(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, welfare, flexible spending, material fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by Apptix for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of Apptix or any spouse or dependent of such individual, or under which Apptix or any of its ERISA Affiliates has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed in Section 3.18(a) of the Disclosure Schedules, each, a “Benefit Plan”). Apptix has separately identified in Section 3.18(a) of the Disclosure Schedules each Benefit Plan that contains a change in control provision.

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(b)          With respect to each Benefit Plan, Apptix has made available to Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of the most current trust agreements or other funding arrangements now in effect; (iv) copies of the most recent summary plan descriptions and summaries of material modifications thereto, the current employee handbooks and any other material written communications to employees describing benefits provided under or the terms of any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the IRS; (vi) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the two most recently filed Form 5500, with schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the two most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters or other correspondence from the IRS, Department of Labor, PBGC or other Governmental Entity relating to a governmental audit of a Benefit Plan.

(c)          Except as set forth in Section 3.18(c) of the Disclosure Schedules, each Benefit Plan and any related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”)) has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA and the Code) in all material respects. Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified has received a favorable and current determination letter from the IRS, or with respect to a prototype plan, can rely on an opinion letter from the IRS to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject Apptix or any of its ERISA Affiliates or plan fiduciaries or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates or plan fiduciaries, to a penalty under Section 502 of ERISA or to tax or penalty under Section 4975 of the Code. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles (including any permissible extensions), and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.

(d)          Neither Apptix, any of its ERISA Affiliates, nor any plan fiduciary has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans; (ii) failed to timely pay premiums to the PBGC; (iii) withdrawn from any Benefit Plan; or (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA.

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(e)          With respect to each Benefit Plan (1) no such plan is, or has Apptix, Seller, any subsidiary of Apptix or Seller, or, to the Knowledge of Apptix, any other ERISA Affiliate, ever maintained, sponsored, contributed, to or been required to contribute to, (i) a Multiemployer Plan, or (ii) a “multiple employer plan” within the meaning of Section 413(c) of the Code, a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); or a “voluntary employees’ welfare arrangement” (as defined in Section 501(c)(9) of the Code; and (2) no Action has been initiated by the PBGC to terminate any such plan or to appoint a trustee for any such plan; no such plan is subject to the minimum funding standards of Section 412 of the Code or Title IV of ERISA, and none of the assets of Apptix, Seller, any subsidiary of Apptix or Seller, or, to the Knowledge of Apptix, any other ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under Section 302 of ERISA or Section 412(a) of the Code and no plan listed in Section 3.18(e) of the Disclosure Schedules has failed to satisfy the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; and no “reportable event,” as defined in Section 4043 of ERISA, has occurred with respect to any such plan.

(f)          Subject to applicable Law, and to Apptix’s statutory and contractual obligations to pay any earned and vested benefits and to provide advanced notice, each Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to Apptix other than ordinary administrative expenses typically incurred in a termination event. Apptix has no commitment or obligation nor has it made any representations to any employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(g)          Except as set forth in Section 3.18(g) of the Disclosure Schedules and other than as required under Section 601 et. seq. of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason, and neither Apptix nor any of its ERISA Affiliates has any Liability to provide such post-termination or retiree welfare benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree welfare benefits.

(h)          Except as set forth in Section 3.18(h) of the Disclosure Schedules, there is no pending or, to the Knowledge of Seller, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three (3) years prior to the date hereof been the subject of an examination or audit by a Governmental Entity or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Entity.

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(i)          There has been no amendment to, announcement by Apptix or any of its Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any director, officer, employee, independent contractor or consultant, as applicable. Neither Apptix nor any of its Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement.

(j)          Section 3.18(j) of the Disclosure Schedules sets forth each Benefit Plan that is a nonqualified deferred compensation plan, within the meaning of Section 409A of the Code and the regulations issued and outstanding thereunder and identifies each plan in connection with which Apptix or any successor may have liability. No such plan has assets set aside directly or indirectly in the manner described in Section 409A(b)(1) of the Code or contains a provision that would be subject to Section 409A(b)(2) of the Code. Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder in all material respects and no event has occurred with respect to such plan that has or will result in any individual incurring income acceleration or Taxes under Section 409A of the Code. There is no agreement by which Apptix is bound to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(k)          Except as set forth in Section 3.18(k) of the Disclosure Schedules, neither the execution of this Agreement nor any of the Transactions will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of Apptix to severance pay or any other payment that is not set aside in a trust or otherwise accrued for as a Liability; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual other than the right of a participant in a Benefit Plan to commence receiving benefits as a result of no longer being an employee of Apptix or as required by Law; (iii) limit or restrict the right of Apptix to merge, amend or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code. Apptix has provided Buyer true and complete copies of any Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the transactions.

(l)          No asset of Apptix or any ERISA Affiliates is subject to any encumbrance or lien under ERISA or the Code. To Seller’s Knowledge, there has been no violation of the health insurance obligations imposed by Section 9801 of the Code and Part 7 of Subtitle B of Title I of ERISA with respect to any Benefit Plan to which such obligations apply. To Seller’s Knowledge, no event has occurred that could oblige Apptix to indemnify any Person against Liabilities incurred under any statute, regulation or governmental order as it relates to a Benefit Plan.

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(m)          To Seller’s Knowledge, neither Apptix nor any ERISA Affiliate has contributed to a nonconforming group health plan (as defined under Section 5000(c) of the Code), and no ERISA Affiliate has incurred a tax under Section 5000(a) of the Code which could become a Liability of Apptix or any ERISA Affiliate. Apptix has complied in all material respects with the requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations promulgated thereunder, with respect to each Benefit Plan to the extent applicable to such plan. Apptix does not maintain any plan that is an “employee welfare benefit plan” (as such term is defined under Section 3(1) of ERISA) that has provided any “disqualified benefit” (as such term is defined in Section 4976(b) of the Code) with respect to which an excise tax could be imposed under Section 4976 of the Code. Each Benefit Plan that is a "group health plan" (as such term is defined in Section 5000(b)(1) of the Code or Section 607(1) of ERISA) has, to the extent applicable to such plan, been administered in all material respects in compliance with the continuation coverage requirements contained in the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, as set forth at Section 4980B of the Code and any regulations promulgated thereunder or Part 6 of Subtitle B of Title I of ERISA or any comparable state law (collectively, “COBRA”), and neither Apptix nor any ERISA Affiliate is subject to any Liability, including additional contributions, fines, taxes, penalties or loss of tax deduction as a result of such administration. Apptix, any ERISA Affiliate and each Benefit Plan that is a "group health plan" as defined in Section 733(a)(1) of ERISA is currently in compliance in all material respects with the PPACA, the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152 (“HCERA”) and all regulations and guidance issued thereunder (collectively with PPACA and HCERA, the "Healthcare Reform Laws"), to the extent applicable to such plan, and each Benefit Plan has been in compliance in all material respects with all Healthcare Reform Laws since the applicable effective date. No event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject Apptix nor any ERISA Affiliate or any Benefit Plan to penalties or excise taxes under Sections 4980D, 4980H or 4980I of the Code or any other provision of the Healthcare Reform Laws.

(n)          No individual who has been classified by Apptix as a non-employee (such as an independent contractor, leased employee, consultant, or any employee of any of the foregoing) shall have a claim against it for eligibility to participate in any Benefit Plans if such individual is later reclassified as an employee of Apptix. No employee of Apptix is a "leased employee" within the meaning of Section 414(n) of the Code. Apptix has never been bound by any collective bargaining agreement or agreement with a works council or similar association to maintain or contribute to any Benefit Plan.

3.19       Labor Matters

(a)          Apptix is not a party to, or bound by, any collective bargaining agreement, work rules or other agreement with any labor union, labor organization, employee association, or works council (each, a “Union”) applicable to any Apptix Employee, (ii) none of the Apptix Employees is represented by any Union with respect to his or her employment with Apptix, (iii) to Seller’s Knowledge, within the past three (3) years no Union has attempted to organize employees at Apptix or the Business or filed a petition with the National Labor Relations Board seeking to be certified as the bargaining representative of any Apptix Employees, (iv) within the past three (3) years, there have been no actual or, to Seller’s knowledge, threatened (A) work stoppages, lock-outs or strikes, (B) slowdowns, boycotts, hand-billing, picketing, walkouts, demonstrations, leafleting, sit-ins or sick-outs by any Apptix Employees, causing significant disruption to the operations of a facility or (C) other form of Union disruption at Apptix, and (v) except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Business or Apptix, there is no unfair labor practice, labor dispute or labor arbitration proceeding pending or, to the Knowledge of Seller, threatened with respect to any Apptix Employees.

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(b)          Except for such matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Business or Apptix: (i) Apptix and the Business are, and within the past three (3) years have been, in compliance with applicable state, federal, and local Laws respecting labor and employment, including, but not limited to, Laws relating to discrimination, disability, labor relations, unfair labor practices, hours of work, payment of wages, employee benefits, retirement benefits, compensation, immigration, workers’ compensation, working conditions, occupational safety and health, family and medical leave, reductions in force, plant closings, notification of employees, employee terminations, and employee classifications (as exempt or non-exempt); and (ii) neither Apptix nor the Business has any liabilities under the Worker Adjustment and Retraining Notification Act or any state or local Laws requiring notice with respect to such layoffs or terminations.

(c)          To the Knowledge of the Seller, in the past three (3) years, (i) no Governmental Entity has threatened or initiated any material complaints, charges, lawsuits, grievances, claims arbitrations, administrative proceedings or other proceeding(s) or investigation(s) with respect to Apptix or the Business arising out of, in connection with, or otherwise relating to any Apptix Employees or any Laws governing labor or employment and (ii) no Governmental Entity has issued or, to the Seller’s Knowledge, threatened to issue any significant citation, order, judgment, fine or decree against Apptix or the Business with respect to any Apptix Employees or Laws governing labor or employment.

(d)          The execution of this Agreement and the consummation of the Transactions will not result in any material breach or violation of, or cause any payment to be made under, any collective bargaining agreement, employment agreement, consulting agreement or any other employment-related agreement to which Apptix is a party.

3.20       Environmental Laws and Regulations

(a)          Apptix is currently, and has been in compliance with all Environmental Laws and has not received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Laws, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)          Apptix has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 3.20(b) of the Disclosure Schedules) necessary for the ownership, lease, operation or use of the Business or assets of Apptix and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by Apptix through the Closing Date in accordance with Environmental Laws, and Apptix is not aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the ownership, lease, operation or use of the Business or assets of Apptix as currently carried out.

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(c)          No real property currently or formerly owned, operated or leased by Apptix is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d)          Apptix has not released and to the Knowledge of Seller, there has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the Business or assets of Apptix or any real property currently or formerly owned, operated or leased by Apptix, and Apptix has not received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the Business (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, Apptix.

(e)          Section 3.20(e) of the Disclosure Schedules contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by Apptix.

(f)          Section 3.20(f) of the Disclosure Schedules contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by Apptix and any predecessors as to which Apptix may retain Liability, and none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and Apptix has not received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by Apptix.

(g)          Apptix has not retained or assumed, by Contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(h)          Apptix has provided or otherwise made available to Buyer and listed in Section 3.20(h) of the Disclosure Schedules: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the Business or assets of Apptix or any currently or formerly owned, operated or leased real property which are in the possession or control of Apptix related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(i)          Apptix is not aware of, nor reasonably anticipates, as of the Closing Date, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the Business or assets of Apptix as currently carried out.

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3.21       Personal Property

Except as set forth in Section 3.21 of the Disclosure Schedules and as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Business or Apptix, Apptix has good title to, or a valid and binding leasehold interest in, all the personal property owned or leased by it, free and clear of all Encumbrances, other than Permitted Encumbrances.

3.22       Insurance

Section 3.22 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by Apptix and relating to the assets, Business, operations, employees, officers and directors of Apptix (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been provided to Buyer. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the Transactions. Apptix has not received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of Apptix. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. Except as set forth in Section 3.22 of the Disclosure Schedules, there are no claims related to the Business pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Apptix is not in default under, and has not otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to Apptix and are sufficient for compliance with all applicable Law and contractual commitments.

3.23       Intellectual Property

(a)          Section 3.23(a) of the Disclosure Schedules lists all (i) Apptix IP Registrations and (ii) Apptix Intellectual Property, including software, that are not registered but that are material to the Business. All required filings and fees related to the Apptix IP Registrations have been timely filed with and paid to the relevant Governmental Entity and authorized registrars, and all Apptix IP Registrations are otherwise in good standing. Apptix has provided Buyer with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Apptix IP Registrations in its possession or control.

(b)          Apptix has provided Buyer with its standard forms of Apptix IP Agreements with its end user customers who have purchased licenses under a “click through” agreement from Apptix. Section 3.23(b) of the Disclosure Schedules lists (i) all Apptix IP Agreements other than those set forth in the prior sentence and other than customer contracts through resellers and (ii) all Apptix contracts with resellers. Apptix has provided Buyer with true and complete copies of all such Apptix IP Agreements referenced in the prior sentence, including all modifications, amendments and supplements thereto and waivers thereunder. Each Apptix IP Agreement is valid and binding on Apptix in accordance with its terms and is in full force and effect. Neither Apptix nor any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of breach or default of or any intention to terminate, any Apptix IP Agreement.

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(c)          Except as set forth in Section 3.23(c) of the Disclosure Schedules, Apptix is the sole and exclusive legal and beneficial, and with respect to the Apptix IP Registrations, record, owner of all right, title and interest in and to the Apptix Intellectual Property, and has the valid right to use all other Apptix Intellectual Property used in, or necessary for, the conduct of the Business or operations, in each case, free and clear of Encumbrances, other than Permitted Encumbrances. Without limiting the generality of the foregoing, Apptix has entered into binding, written agreements with every current and former employee, and with every current and former independent contractor engaged in the development of Apptix Intellectual Property on behalf of Apptix, whereby such employees and independent contractors (i) assign to Apptix any ownership interest and right they may have in the Apptix Intellectual Property; and (ii) acknowledge Apptix’s exclusive ownership of the Apptix Intellectual Property. Apptix has provided Buyer with true and complete copies of all such agreements.

(d)          The consummation of the Transactions will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the right of Apptix to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the Business or operations as currently conducted.

(e)          The rights of Apptix in the Apptix Intellectual Property are valid, subsisting and enforceable. Apptix has taken all reasonable steps to maintain the Apptix Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in the Apptix Intellectual Property, including requiring all Persons having access thereto to execute written non-disclosure agreements.

(f)          The conduct of the Business as currently and formerly conducted, and the processes and services of Apptix, have not infringed, misappropriated, diluted or otherwise violated, and do not and will not infringe, dilute, misappropriate or otherwise violate the Intellectual Property or other rights of any Person. No Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Apptix Intellectual Property.

(g)          There are no Actions (including any oppositions, interferences or re-examinations) settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by Apptix; (ii) challenging the validity, enforceability, registrability or ownership of any Apptix Intellectual Property or Apptix’s rights with respect to the Apptix Intellectual Property; or (iii) by Apptix or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of the Apptix Intellectual Property. Apptix is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Apptix Intellectual Property.

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3.24       Material Contracts

(a)          Section 3.24(a) of the Disclosure Schedules lists each of the following Contracts of Apptix (such Contracts, together with all Contracts concerning the occupancy of any real property listed or otherwise disclosed in Section 3.14 of the Disclosure Schedules and all Apptix IP Agreements set forth in Section 3.23(b) of the Disclosure Schedules, being “Material Contracts”):

(i)          the twenty five (25) largest customer Contracts of Apptix for calendar year 2015 based on the amount of revenue realized by each such customer Contract;

(ii)         all employment agreements between Apptix and any employee (other than any form agreement or offer letter entered into in the ordinary course of business);

(iii)        any instrument creating an Indebtedness of Apptix to any third party (including guarantees of an obligation, notes or similar instruments);

(iv)        each Contract of Apptix, other than customer Contracts, involving aggregate consideration in excess of $50,000.00 and which, in each case, cannot be cancelled by Apptix without penalty or without more than ninety (90) days’ notice;

(v)         all Contracts that require Apptix to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(vi)        all Contracts that provide for the indemnification by Apptix of any Person or the assumption of any Tax (excluding Tax gross-up or indemnification provisions in Contracts entered into in the ordinary course of business that are not primarily related to Tax), environmental or other Liability of any Person;

(vii)       all Contracts that relate to the acquisition or disposition of any real property (whether by merger, sale of stock, sale of assets or otherwise);

(viii)      all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which Apptix is a party;

(ix)         all Contracts with independent contractors or consultants (or similar arrangements) to which Apptix is a party and which are not cancellable without material penalty or without more than ninety (90) days’ notice;

(x)          except for Contracts relating to trade receivables, all Contracts relating to Indebtedness (including, without limitation, guarantees) of Apptix;

(xi)         all Contracts with any Governmental Entity to which Apptix is a party (“Government Contracts”);

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(xii)        all Contracts that limit or purport to limit the ability of Apptix to compete in any line of business or with any Person or in any geographic area or during any period of time or that restrict the ability of Apptix to solicit customers and/or employees of other Person’s;

(xiii)       any Contracts to which Apptix is a party that provides for any joint venture, partnership or similar arrangement by Apptix;

(xiv)      all collective bargaining agreements or Contracts with any Union to which Apptix is a party;

(xv)       any Contracts that limit or restrict the ability of Apptix to pay dividends or make distributions to stockholders/members.

(b)          Each Material Contract is valid and binding on Apptix in accordance with its terms and is in full force and effect. Neither Apptix nor, to the Knowledge of the Seller, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been provided to Buyer.

3.25       Subsidiaries

Expect as set forth in Section 3.25 of the Disclosure Schedules, Apptix does not own, or have any interest in any shares/membership interests or other form of ownership interest in any other Person.

3.26       GoDaddy Agreement

Neither Seller nor Apptix has received, nor does Seller or Apptix have any Knowledge that Seller or Apptix will receive, any claims of indemnification from GoDaddy.com LLC or any other Person arising out of or otherwise related to the Asset Purchase and Sale Agreement, dated as of September 8, 2015 or any documents executed in connection therewith.

3.27       Telecommunications Regulatory Compliance

Apptix owns, holds, or is in possession of all regulatory licenses and permits that are necessary for Apptix to carry on its business as currently conducted by it, including pursuant to contracts, agreements and arrangements currently in force with respect to its Business. The Company, with respect to any activities not undertaken pursuant to any license or permit, has fulfilled and performed, in all material respects, all of its obligations as required by the Communications Act or similar state laws, rules, regulations, written policies and orders of state public service or state public utility commissions, and the payment of all regulatory fees, assessments and contributions.

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3.28       Information About Seller

Seller is an “accredited investor,” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”), is experienced in investments and business matters, has made investments of a speculative nature and has such knowledge and experience in financial, tax and other business matters as to enable it to utilize the information made available by Buyer and/or Fusion to evaluate the merits and risks of, and to make an informed investment decision with respect to, this Agreement and the Seller’s acquisition of the shares of Common Stock, which represents a speculative investment. Seller is able to bear the risk of such investment for an indefinite period and has no current need for liquidity of its investment in the shares of Common Stock.

3.29       Investment Intent

Seller understands that any shares of Common Stock received as part of the Purchase Price have not been registered under the Securities Act, and may not be sold, assigned, pledged, transferred or otherwise disposed of unless those shares of Common Stock are registered under the Securities Act or an exemption from registration, including under Rule 144, if available. Except as provided in the Registration Rights Agreement, Seller understands that neither Buyer nor Fusion has undertaken to register those shares of Common Stock. Seller represents and warrants that it is acquiring the shares of Common Stock for its own account, for investment, and not with a view to the sale or distribution of those shares except in compliance with the SEC and other applicable laws and as contemplated in the Registration Rights Agreement. Each certificate representing shares of Common Stock will bear the following or substantially similar legend thereon:

“The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Act”), or any state securities laws. The shares have been acquired for investment and may not be sold or transferred in the absence of an effective registration statement for the shares under the Act unless, in the opinion of counsel satisfactory to the issuer, registration is not required under the Act or any applicable state securities laws.”

3.30       Access to Information

Seller has been advised that Fusion files quarterly, annual and current reports with the SEC and that copies of such reports, including the SEC Reports (as hereinafter defined), may be examined at the SEC’s web site at www.sec.gov. In addition, Seller has been advised that prior to the Closing, Seller shall have the opportunity to ask questions and receive answers from Fusion’s officers and directors necessary to evaluate Fusion and the issuance of shares of Common Stock hereunder, and to receive such additional information as Seller may reasonably request for such purposes as Buyer can obtain without unreasonable effort or expense.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Buyer hereby represents and warrants to Seller as follows:

4.1          Organization and Qualification - Buyer

Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and corporate authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified or licensed to do business in each jurisdiction in which the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except where the failure to so register would not have a Material Adverse Effect on Buyer.

4.2          Authorization and Validity of Agreement - Buyer

Buyer has all requisite corporate power and corporate authority to enter into this Agreement and each agreement contemplated hereby and to consummate the Transactions and to carry out its obligations hereunder and thereunder. The execution, delivery and performance by Buyer of this Agreement and the consummation of the Transactions have been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other Laws of general application relating to of affecting the enforcement of creditor’s rights generally, or (b) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

4.3          Brokers or Finders

No Broker is or will be entitled, by reason of any agreement, act or statement by Buyer, any Affiliate or Representative of Buyer, Fusion or any Affiliate or Representative of Fusion to any financial advisory, broker’s, finder’s or similar fee or commission, to reimbursement of expenses or to indemnification or contribution in connection with any of the Transactions.

4.4          No Approvals or Notices Required; No Conflict with Instruments - Buyer

Except as set forth in Section 3.3 of the Disclosure Schedules, the execution, delivery and performance of this Agreement and the agreements contemplated hereby by Buyer will not contravene or violate (a) any existing Law, rule or regulation to which it is subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to it, or (c) the certificate of formation or operating agreement of Buyer; nor will such execution, delivery or performance violate, be in conflict with, or result in the breach (with or without the giving of notice or lapse of time, or both) of any term, condition or provision of, or require the consent of any other party to, any mortgage, indenture, agreement, contract, commitment, lease, plan or other instrument, document or understanding, oral or written, to which Buyer is a party or by which Buyer is otherwise bound that have not been obtained prior to the Closing. Except as set forth in Schedule 4.4 of the Disclosure Schedules, no authorization, approval or consent, and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery and performance of this Agreement by Buyer.

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4.5          Legal Proceedings

Except as set forth in Schedule 4.5 of the Disclosure Schedules, there are no (a) Actions pending or, to the Knowledge of Buyer, threatened, against, involving or affecting Buyer or any of its assets or rights; (b) judgment, decree, injunction, rule, or order of any Governmental Entity applicable to Buyer that has had or is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Buyer; (c) Actions pending or, to the Knowledge of Buyer, threatened against Buyer that seeks to restrain, enjoin or delay the consummation of this Agreement and/or the Transactions or that seeks damages in connection therewith; or (d) an injunction of any type outstanding the Buyer.

4.6          Organization and Qualification of Fusion

Fusion is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified or licensed and is in good standing to do business in each jurisdiction in which the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except where the failure to so register would not have a Material Adverse Effect on Fusion.

4.7          Authorization and Validity of Agreement by Fusion

Fusion has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance by Fusion of this Agreement and the consummation of its obligations hereunder have been duly and validly authorized by all necessary corporate action on the part of Fusion. This Agreement has been duly executed and delivered by Fusion and is a legal, valid and binding obligation of Fusion enforceable against it in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (b) as limited by laws relating to the availability of specific performance, injunctive relief, and other equitable remedies, or (c) to the extent the indemnification provisions contained herein may be limited by applicable federal or state securities laws.

4.8          No Approvals or Notices Required; No Conflict with Instruments – Fusion

The execution, delivery and performance of this Agreement and any related agreements by Fusion to which it is a party will not contravene or violate (a) any existing Law, rule or regulation to which it is subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to it, or (c) the certificate of incorporation or bylaws of Fusion; nor will such execution, delivery or performance violate, be in conflict with, or result in the breach (with or without the giving of notice or lapse of time, or both) of any term, condition or provision of, or require the consent of any other party to, any mortgage, indenture, agreement, contract, commitment, lease, plan or other instrument, document or understanding, oral or written, to which Fusion is a party or by which Fusion is otherwise bound except such as have been obtained prior to the date of this Agreement. Except as set forth in Section 4.8 of the Disclosure Schedule, no authorization, approval or consent, and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery and performance of this Agreement by Fusion.

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4.9          Capitalization - Fusion

(a)          The authorized capital stock of Fusion consists of 90,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”).  Of such authorized capital stock, as of October 31, 2016, (i) 15,064,953 shares of Common Stock were issued and outstanding, and (ii) 17,299 shares of Preferred Stock were issued or outstanding.  All outstanding shares of Common Stock and Preferred Stock are or will be duly authorized, validly issued, fully paid and nonassessable, and free of pre-emptive rights.

(b)          Except as set forth in Section 4.9(b) of the Disclosure Schedules, there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock to which Fusion or any of its subsidiaries is a party obligating Fusion to (i) issue, transfer or sell any shares of capital stock or other equity interests of Fusion or securities convertible into or exchangeable for such shares or equity interests, (ii) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, or (iii) redeem or otherwise acquire any such shares of capital stock or other equity interests.

(c)          Fusion has no outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Fusion on any matter.

(d)          There are no voting trusts or other agreements or understandings to which Fusion is a party with respect to the voting of the capital stock or other equity interest of Fusion.

4.10       Common Stock

The shares of Common Stock to be issued to the Seller have been duly authorized, and when issued and delivered by Fusion pursuant to this Agreement, (i) will be duly and validly issued, fully paid and non-assessable, (ii) will not be issued in violation of the preemptive or similar rights of any stockholder, (iii) will be free and clear of all Encumbrances, (iv) shall represent less than 19.9% of the issued and outstanding shares of Fusion’s Common Stock, (v) shall be issued in compliance with applicable Law, including the rules governing the National Association of Securities Dealers Automated Quotations system, and (vi) will not be aggregated with any shares of Common Stock to be issued by Fusion for purposes of determining the need for shareholder approval.

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4.11       SEC Filings

Fusion has a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and accordingly, files quarterly, annual and current reports and other information with the SEC under the Exchange Act (such reports and information filed by Fusion with the SEC for the preceding twelve (12) months being hereinafter referred to as the “SEC Reports”). Copies of all information filed by Fusion with the SEC, including the SEC Reports, may be examined at the website of the SEC at www.sec.gov. Fusion has filed all reports required to be filed by it under the Exchange Act and the SEC Reports do not contain a misstatement of a material fact, omit to state a material fact or omit to state any fact necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading.

ARTICLE V

ADDITIONAL COVENANTS AND AGREEMENTS

5.1          Confidentiality

The confidentiality agreement, dated January 27, 2016, between Apptix and Fusion is incorporated herein by reference and made a part of this Agreement as if stated herein in its entirety. For purposes of this Agreement, the term “Receiving Party” used therein shall be deemed to mean Buyer and the term “Company” shall be deemed to mean Apptix and the Seller, collectively.

5.2          Resignations

Apptix shall deliver to Buyer written resignations, effective as of the Closing Date, of all of its directors and officers, the names of who are set forth on Section 5.2 of the Disclosure Schedules.

5.3          Organizational Integration

Immediately after Closing, the Apptix Employees included in Schedule 5.3 to the Disclosure Schedules shall continue as employees of Apptix. Nothing in the foregoing shall guarantee any employee of the Business continued employment following the Closing, and Buyer reserves the right to make all decisions affecting personnel of the Business from and after the Closing.

5.4          Further Assurances

In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, each Party and the proper officers and directors of each Party to this Agreement will use commercially reasonable efforts to take all such action. The R&W Insurance Policy shall provide that the insurer will waive and not pursue any subrogation rights against Seller with respect to any Losses covered thereunder, unless such Losses were caused by fraud prior to the Closing by Seller or Apptix. Buyer and Fusion agree that none of Buyer, Fusion nor their Affiliates shall consent to any amendment to the insurer’s subrogation rights against Seller in the R&W Insurance Policy without the written consent of Seller.

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5.5          Publicity

Any public disclosures or announcements relating to this Agreement or the Transactions will be made only as may be agreed upon in writing by Seller and Buyer, except as may be required by Law or by any Governmental Entity or the rules of any stock exchange or trading system. Following the Closing, neither Party shall issue any press releases or public announcements setting forth the specific terms of this Agreement (e.g., Purchase Price) or the Transactions without the prior approval of the other Party, which approval shall not be unreasonably withheld, conditioned or delayed, except as may be required by Law or by any Governmental Order or the rules of any stock exchange or trading system or as may be reasonably necessary to enforce any rights under this Agreement. A Party shall be entitled to disclose or comment to any Person that a transaction has been consummated. In addition, nothing herein shall preclude communications or disclosures necessary to implement the provisions of this Agreement, and Seller, Buyer and their respective Affiliates may make such disclosures as they may consider necessary to satisfy their legal or contractual obligations to their lenders, shareholders, partners, members and/or investors, without the prior written consent of Buyer or Seller, as the case may be.

5.6          Lock Up Arrangements

On or prior to distribution of any shares of Common Stock by Seller to its shareholders, Seller shall use its commercially reasonable efforts to obtain a lock-up agreement, in the form attached hereto as Exhibit C, from each shareholder of Seller that will receive two percent (2%) or more of the Common Stock to be distributed to the shareholders of Seller.

5.7          Closing Date Balance Sheet

Seller shall deliver to Buyer, within five (5) Business Days after Closing, an unaudited opening balance sheet as of the Closing Date converted from IFRS to GAAP.

5.8          Use of Employees

Buyer agrees to make the applicable employees of Apptix or Fusion available post-closing to assist (i) Seller with the preparation of the unaudited opening balance sheet as of the Closing Date converted from IFRS to GAAP as required by Section 3.5 and (ii) Seller’s accountants with Seller’s 2016 audit and 2016 annual report.

5.9          Share Purchase Price

As soon as practicable, but no later than five (5) Business Days after the Closing Date, Fusion shall replace the single Fusion stock certificate representing the total Share Purchase Price, with two (2) stock certificates issued in the name of Seller. One certificate shall be issued for One Million Four Hundred Ninety Eight Thousand Nine Hundred Sixty Three (1,498,963) shares (the “Escrow Shares”) and shall be retained by the Law Firm in accordance with the Escrow Letter, and the second certificate shall be issued for One Million Four Hundred Ninety Eight Thousand Nine Hundred Sixty Three (1,498,963) shares and shall be delivered to Seller.

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5.10       Delivery of Electronic Data Room CD

As soon as practicable, but no later than seven (7) Business Days after the Closing Date, Seller shall deliver the CD required by Section 2.4(a)(ii).

5.11       Regulatory Approvals

If the regulatory approvals set forth in the Escrow Letter are not received within one hundred twenty (120) days after the Closing Date (the “Delivery Date”), Seller shall have the right at any time after the Delivery Date to (a) extend the time for receipt of such regulatory approvals, or (b) direct Fusion to issue a certificate for the Escrow Shares in the name of another entity (“Newco”) and Newco shall be entitled to become a party to the Registration Rights Agreement.

5.12       Payment of Assumed Severance Expense

As soon as practicable, but no later than two (2) Business Days after the Closing Date, Buyer shall pay, or caused to be paid, the Assumed Severance Expense to Christopher Mack by wire transfer of immediately available funds to an account designated by Christopher Mack.

ARTICLE VI

TAX MATTERS

6.1          Tax Covenants

All U.S. transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the ancillary documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Buyer when due. Buyer shall not be responsible for any such Taxes and fees arising in Norway. Buyer shall timely file any Tax Return or other document with respect to such Taxes or fees (and Seller shall cooperate with respect thereto as necessary).

6.2          Cooperation and Exchange of Information

Seller and Buyer shall provide each other with such cooperation and information as any of them reasonably may request of the others in filing any Tax Return pursuant to this Article VI or in connection with any audit or other proceeding in respect of Taxes of Apptix. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Seller and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of Apptix for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by any of the other parties in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of Apptix for any taxable period beginning before the Closing Date, Seller or Buyer (as the case may be) shall provide the other parties with reasonable written notice and offer the other parties the opportunity to take custody of such materials.

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6.3          FIRPTA Statement

On the Closing Date, Seller shall deliver to Buyer a certificate, dated as of the Closing Date, certifying to the effect that no interest in Apptix is a U.S. real property interest (such certificate in the form required by Treasury Regulation Section 1.897-2(h) and 1.1445-2(c)(3)) (the “FIRPTA Statement”).

ARTICLE VII

INDEMNIFICATION

Subject to Section 9.13, the Buyer acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud or criminal activity on the part of the Seller in connection with the Transactions) for any breach of any representation or warranty shall be pursuant to the R&W Insurance Policy. In furtherance of the foregoing, Buyer hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation or warranty set forth herein or otherwise relating to the subject matter of this Agreement it may have against the Seller and its Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in the R&W Insurance Policy. Nothing in this Article VII shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled, to seek any remedy on account of any party’s fraud or criminal misconduct, or to take action for breach of any covenant under this Agreement. In addition, nothing in this Article VII shall limit any claims for breach of any representation or warranty set forth in this Agreement against the R&W Insurance Policy.

ARTICLE VIII

CONDITIONS PRECEDENT TO CLOSING

The obligations of Buyer (see Section 8.1 below) and Seller (see Section 8.2 below) to consummate the Transactions are subject to the satisfaction at or prior to the Closing Date of each of the following conditions:

8.1          Conditions Precedent to the Obligations of Buyer

The obligation of Buyer to consummate the Transactions is subject to the satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by Buyer in writing:

(a)          There shall not have been any material statute, rule, regulation, order, judgment or decree proposed, enacted, promulgated, entered, issued, enforced or deemed applicable by any foreign or United States federal, state or local Governmental Entity, and there shall be no action, suit or proceeding pending or threatened, which, in Buyer’s reasonable judgment (i) makes or may make this Agreement or any of the Transactions illegal, or imposes or may impose material damages or penalties in connection therewith; (ii) otherwise prohibits or unreasonably delays, or may prohibit or unreasonably delay the Transactions; or (iii) increases in any material respect the liabilities or obligations of Buyer arising out of this Agreement, or any of the Transactions.

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(b)          The Board of Directors of Fusion and Buyer shall have approved the Transactions.

(c)          All approvals and consents by any Governmental Entity or other Persons required in connection with the consummation of the Transactions to be completed at Closing that are identified in Section 8.1(c) of the Disclosure Schedules shall have been obtained and shall be in full force and effect and delivered to Buyer; all filings with any Governmental Entity, as are required in connection with the consummation of such Transactions that are identified in Section 8.1(c) of the Disclosure Schedules, shall have been made; and all waiting periods, if any, applicable to the consummation of such Transactions imposed by any Governmental Entity shall have expired.

(d)          Buyer shall have obtained the R&W Insurance Policy, and it shall be in full force and effect.

(e)          Seller shall have delivered a waiver executed by Ascension Health Resource and Supply Chain Management Group, LLC stating that Ascension Health Resource and Supply Chain Management Group, LLC will not exercise its right to terminate its service agreement with Apptix as a result of the sale of Apptix to Buyer.

(f)          On the Closing Date, Seller will have delivered or caused to be delivered to Buyer duly executed Closing deliverables, as specified in Section 2.4(a).

8.2          Conditions Precedent to the Obligations of Seller

The obligations of Seller to consummate the Transactions is subject to the satisfaction at or prior to the Closing Date of each of the following conditions:

(a)          There shall not have been any material statute, rule, regulation, order, judgment or decree proposed, enacted, promulgated, entered, issued, enforced or deemed applicable by any foreign or United States federal, state or local Governmental Entity, and there shall be no action, suit or proceeding pending or threatened, which, in Seller’s reasonable judgment (i) makes or may make this Agreement or any of the Transactions illegal, or imposes or may impose material damages or penalties in connection therewith; or (ii) otherwise prohibits or unreasonably delays, or may prohibit or unreasonably delay the Transactions; or (iii) increases in any material respect the liabilities or obligations of Seller arising out of this Agreement, or any of the Transactions.

(b)          All approvals and consents by any Governmental Entity or other Persons required in connection with the consummation of the Transactions to be completed at Closing that are identified on Section 8.1(c) of the Disclosure Schedules shall have been obtained and shall be in full force and effect and delivered to Buyer; all filings with any Governmental Entity, as are required in connection with the consummation of such transactions that are identified on Section 8.1(c) of the Disclosure Schedules, shall have been made; and all waiting periods, if any, applicable to the consummation of such transactions imposed by any Governmental Entity shall have expired.

(c)          Buyer shall have obtained the R&W Insurance Policy, and it shall be in full force and effect.

(d)          On the Closing Date, Buyer will have delivered or caused to be delivered to Seller duly executed Closing deliverables, as specified in Section 2.4(b).

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ARTICLE IX

MISCELLANEOUS

9.1          No Waiver, Survival of Representations, Warranties, Covenants and Agreements

The respective representations and warranties of the Parties contained herein, or in any schedule or certificate or other instrument delivered pursuant hereto prior to or at the Closing, shall not be deemed waived or otherwise affected by any investigation made by any Party or any Knowledge of any Party for whose benefit such representations and warranties are made. The respective covenants and agreements of the Parties contained herein which are to be performed after the Closing shall survive the Closing Date and shall only terminate in accordance their respective terms.

9.2          Expenses

Each Party shall bear its own costs and expenses associated with its completion of due diligence and the other activities contemplated by this Agreement; provided, however, that (a) Buyer and Seller shall equally share and pay the expenses associated with obtaining any regulatory approvals required to complete the Transactions, (b) Seller shall be responsible for all costs associated with delivery of the financial statements contemplated by Section 3.5 and (c) any Taxes described in Section 6.1 shall be borne as specified in such Section. Except as aforesaid, expenses of Seller or the Business incurred as a part of the Transactions shall not be considered incurred in the normal course of business and shall be discharged at or prior to Closing or shall cause a corresponding adjustment to the Purchase Price.

9.3          No Third Party Beneficiaries

This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.4          Notices

(a)          All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.4):

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Notice to Buyer:	Fusion NBS Acquisition Corp.
c/o Fusion Telecommunications International, Inc.
Attention: General Counsel
420 Lexington Avenue, Suite 1718
New York, New York 10170
E-mail: legal@fusionconnect.com

Notice to Seller:	Apptix ASA
C/O Advokat Jon Schultz
Postbox 323
1301 Sandvika
Norway
E-mail: js@advokatsenteret.no

With a copy to (which shall
not constitute notice):	Holland & Knight LLP
1650 Tysons Boulevard, Suite 1700
Tysons, Virginia 22102
Attention: Eric Wechselblatt
Facsimile: (703) 720-8610
E-Mail: eric.wechselblatt@hklaw.com

(b)          Notwithstanding the foregoing, notices to Seller and Buyer may be contained in a single notice to all of them, respectively.

9.5          Entire Agreement

This Agreement and the documents contemplated hereby constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in any ancillary documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement shall control.

9.6          Assignment; Binding Effect; Benefit

This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. No Party may assign its rights or obligations hereunder without the prior written consent of the other Parties, which consent shall not be unreasonably withheld, conditioned or delayed. No assignment shall relieve the assigning Party of any of its/their obligations hereunder.

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9.7          Amendment, Modifications and Waivers

This Agreement may only be amended, modified or supplemented by an agreement in writing signed by Buyer and Seller. Any failure of Buyer, on the one hand, or Seller, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by Seller (with respect to any failure by Buyer) or by Buyer (with respect to any failure by Seller), respectively, only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.8          Headings

The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.9          Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

9.10       Governing Law; Submission to Jurisdiction; Waiver of Jury Trial

(a)          This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the state of New York without giving effect to any choice or conflict of law provision or rule (whether of the state of New York or any other jurisdiction).

(b)          ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF NEW YORK IN EACH CASE LOCATED IN THE CITY OF NEW YORK AND COUNTY OF NEW YORK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10(c).

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9.11       Joint Participation in Drafting this Agreement

The Parties acknowledge and confirm that each of their respective attorneys have participated jointly in the drafting, review and revision of this Agreement and that it has not been written solely by counsel for one Party and that each Party has had the benefit of its independent legal counsel’s advice with respect to the terms and provisions hereof and its rights and obligations hereunder. Each Party, therefore, stipulates and agrees that the rule of construction to the effect that any ambiguities are to be or may be resolved against the drafting Party shall not be employed in the interpretation of this Agreement to favor any Party against another and that no Party shall have the benefit of any legal presumption or the detriment of any burden of proof by reason of any ambiguity or uncertain meaning contained in this Agreement.

9.12       Severability

The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

9.13       Specific Performance

The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at Law or in equity.

9.14       Attorneys’ Fees and Costs

Unless expressly set forth in the Agreement, if any Action is brought for the enforcement or interpretation of this Agreement, or because of any alleged dispute, breach or default in connection with any of the provisions of this Agreement, the successful or prevailing Party shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that Action (including, without limitation, reasonable attorneys’ fees and costs incurred in all appellate proceedings), in addition to any other relief to which it may be entitled.

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9.15       Delays and Omissions

No delay or omission to exercise any right, power or remedy accruing to any Party, upon any breach or default of any other Party, shall impair any such right, power or remedy of such non-breaching or non-defaulting Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by Law or otherwise afforded to any Party, shall be cumulative and not alternative.

9.16       Representation by Counsel

Each Party represents and warrants to the other Party that it has consulted with and has been represented by the attorney and accountant of its choosing with reference to this Agreement and the transactions contemplated herein. The Parties agree that, notwithstanding the fact that Holland & Knight LLP (the “Law Firm”) may have jointly represented the Seller and Apptix in connection with this Agreement, the Law Firm will be permitted in the future, after Closing, to represent the Seller in connection with the transactions contemplated by this Agreement, including in connection with any disputes that the Seller may hereafter have with the Buyer and its Affiliates arising out of, or related to, this Agreement. The Buyer, who is represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agrees, in advance, to waive any actual or potential conflict of interest that may hereafter arise in connection with the Law Firm’s future representation of the Seller in such circumstances. The Parties further agree that notwithstanding any law or rules to the contrary, all confidential communications between the Law Firm and Apptix, its Affiliates or their respective equity holders, officers, directors or managers that occurred in the context of the Law Firm’s representation of Apptix in connection with the transactions contemplated by this Agreement will remain privileged as between the Law Firm and the Seller after the Closing, and Apptix and the Buyer hereby agree that they will not seek disclosure of any such communications from the Law Firm or from Seller after Closing, in the context of litigation or otherwise.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

BUYER:

FUSION NBS ACQUISITION CORP.

By:	/s/ Gordon Hutchins, Jr.
Name:	Gordon Hutchins, Jr.
Title:	President and Chief Operating Officer

SELLER:

APPTIX, ASA

By:	/s/ Johan Lindqvist
Name:	Johan Lindqvist
Title:	Chairman of the Board of Directors

FUSION:

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC. solely as to Section 2.3(a), Section 2.3(c)(ii), Section 2.4(b)(ii), Section 2.4(b)(iv), its representations in Section 4.6 through Section 4.11, Section 5.4, Section 5.9, Section 5.11 and Article IX

By:	/s/ Gordon Hutchins, Jr.
Name:	Gordon Hutchins, Jr.
Title:	President and Chief Operating Officer

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